Exhibit 16.1

September 18, 2015

United States Securities and Exchange Commission

450 Fifth Street, N.W

Washington, D.C. 20549

Commissioners:

We have read Oconee Federal Financial Corp.’s statements included under item 4.01 of its Form 8-K dated September 16, 2015, and we agree with such statements concerning our firm, except that we are not in a position to agree or disagree with any of Oconee Federal Financial Corp.’s statements made under item 4.01(b).

/s/ Cherry Bekaert LLP

Greenville, South Carolina